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                                                  EXHIBIT 12
                                                  ----------


              OVERSEAS SHIPHOLDING GROUP, INC.
             RATIO OF EARNINGS TO FIXED CHARGES
            FOR THE YEAR ENDED DECEMBER 31, 1994
                       (IN THOUSANDS)
        PRESENTED IN CONNECTION WITH AMENDMENT NO. 1
FILED ON NOVEMBER 9, 1993 TO REGISTRATION STATEMENT NO. 33-50441



Loss before Federal income taxes                     $(  9,950)

Adjustments of income related to
  companies owned less than 100%                      (  2,310)

Interest expense                                         56,988

Proportionate share of interest of
  50% - owned companies                                   9,137

Interest component of an operating lease                  3,003

Amortization of capitalized interest                      2,352
                                                       --------

  Earnings
                                                       $ 59,220
                                                       ========

Interest expense                                       $ 56,988

Proportionate share of fixed charges
  of 50% - owned companies                               12,049

Capitalized interest                                     14,157

Interest component of an operating lease                  3,003

  Fixed charges                                        $ 86,197
                                                       ========

Deficiency of earnings available to cover             $(26,977)
fixed charges                                         =========